UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2005

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2005, the Compensation Committee of the Board of Directors of Auxilium Pharmaceuticals, Inc. (the “Company”) approved the acceleration of vesting of unvested “out-of-the-money” stock options held by current employees, including executive officers. The “out-of-the-money” stock options held by non-employee directors had previously vested in accordance with their terms. A stock option was considered “out-of-the-money” if the option exercise price was greater than $6.00 per share. The closing price of the Company’s common stock on September 20, 2005, the date the Compensation Committee approved the acceleration of vesting of “out-of-the-money” options, was $5.69. All other terms and conditions of these “out-of-the-money” options remained unchanged. These actions were taken in accordance with the applicable provisions of the Company’s 2004 Equity Compensation Plan (the “Equity Compensation Plan”).

As a result of the acceleration, options to purchase approximately 523,795 shares of Company common stock (which represents approximately 25% of the Company’s currently outstanding stock options) became exercisable immediately. The accelerated options range in exercise prices from $7.50 to $12.50 and the weighted average exercise price of the accelerated options was $9.64 per share. The total number of options subject to acceleration included options to purchase 270,840 shares held by principal and executive officers of the Company. The table below sets forth information regarding accelerated options held by principal and executive officers of the Company.

Principal and Executive Officers	Aggregate Number of Shares Issuable upon Exercise of Accelerated “Out-of- the-money” Options	Weighted Average Exercise Price Per Share
Gerri A. Henwood Chief Executive Officer and Interim President	140,000	$9.64
James E. Fickenscher Chief Financial Officer	0	N/A
Jyrki Mattila, M.D., Ph.D. Executive Vice President, Business Development, Research and Development and Technical Operations	75,840	$10.08
Jennifer Evans Stacey, Esq. Executive Vice President, Secretary and General Counsel	0	N/A
Edward F. Kessig Vice President, Sales	55,000	$8.90
Ritchie Deffenbaugh Vice President, Marketing	0	N/A

As a condition precedent to the acceleration of vesting of those unvested “out-of-the-money” options held by principal and executive officers, the Compensation Committee required such officers to enter into an amendment to his or her stock option grant agreement with the Company whereby such individuals agreed that the shares purchased as a result of the exercise of these “out-of-the-money” options may not be sold until September 21, 2006. Each affected principal and executive officer entered into an amendment in the form attached as Exhibit 10 to this Current Report on Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the amendment.

The decision to accelerate the vesting of these “out-of-the-money” options was made to avoid recognizing compensation expense in future financial statements upon the adoption of Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (“SFAS 123R”), which, when effective, will require all share-based payments to employees, including unvested portions of previous grants of employee stock options, to be recognized in the Company’s financial statements based on their fair values. SFAS 123R will become effective as to the Company beginning January 1, 2006. The amount of compensation expense that would have been recognized in the Company’s statement of operations after adoption of SFAS 123R by the Company, had the acceleration not occurred, is not known with precision at this time, however, the Company preliminarily estimates the acceleration of vesting of these “out-of-the-money” options will avoid future compensation expenses by approximately $0.8 million, $0.8 million and $0.5 million in 2006, 2007 and 2008, respectively, on a pre-tax basis. The accelerated vesting of these “out-of-the-money” options does not result in a charge in the Company’s statement of operations in the current period based on U.S. generally accepted accounting principles. The Company will report approximately $2.3 million of unrecognized compensation cost applicable to these “out-of-the-money” options as of September 20, 2005 in its third quarter financial statements as part of the pro forma SFAS 123 footnote disclosure.

Item 9.01. Financial Statement and Exhibit.

(d)	Exhibits.

Exhibit No.	Description
10	Form of Amendment to Stock Option Grant Agreement with affected Principal and Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: September 26, 2005	By:	/s/ Jennifer Evans Stacey
Jennifer Evans Stacey, Esq. Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10	Form of Amendment to Stock Option Grant Agreement with affected Principal and Executive Officers